Exhibit 99.1
Ewa M. Stasiowska Joins Live Oak Bank as Chief Risk Officer

WILMINGTON, NC, December 1, 2025 -- Live Oak Bancshares announced today that Ewa M. Stasiowska has been named Chief Risk Officer (CRO) of the company. Stasiowska also assumes the role of CRO of Live Oak Bank.

Stasiowska is a senior risk management executive with more than two decades of experience overseeing enterprise, financial, operational, and model risk functions within regulated financial institutions. Previously, she was Senior Managing Director at Webster Bank, where she was responsible for Enterprise, Model, and Financial Risk. While there, she led the design and implementation of enterprise-wide risk and control frameworks, strengthened governance structures, and advanced the organization’s risk culture, accountability, and transparency.

“We’re thrilled to welcome Ewa as Live Oak Bank’s new Chief Risk Officer. She brings deep expertise in risk management and a proven track record of guiding financial institutions through dynamic growth,” said Live Oak Chairman and CEO James S. (Chip) Mahan III. “As Live Oak continues to expand our reach to serve more business owners across the country, Ewa’s leadership will be instrumental in ensuring we maintain the strength, stability, and innovative approach our customers rely on.”

Greg Seward, Live Oak’s General Counsel assumed the additional role of Chief Risk Officer in 2022. “Greg has performed admirably in both roles over the last three years. Now that the company has surpassed the $10 billion asset threshold, this is a natural inflection point to revisit the structure of these leadership responsibilities and delineate the roles as we continue to grow,” said Live Oak President William C. (BJ) Losch III. “He remains our General Counsel, and we are confident his leadership will continue to drive excellence in critical areas for years to come.”

Stasiowska has held senior leadership positions spanning enterprise risk management, operational risk, model risk, financial risk, loan review, and regulatory relations, including oversight of regulatory examinations and remediation initiatives.

“I’m excited to join Live Oak Bank, an industry leader in small business banking and innovation,” said Stasiowska. “I look forward to leveraging my experience to further strengthen Live Oak’s risk management practices in ways that safeguard the bank and support sustainable growth for our customers.”

Stasiowska received a bachelor’s degree in economics from Boston University and an MBA in Finance from the University of Connecticut.

About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that

Exhibit 99.1
share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoak.bank.

Contact:
Claire Parker | Corporate Communications
910.597.1592
claire.parker@liveoak.bank